Exhibit 99.1

Company Contact:
Ultralife Batteries, Inc.
Robert W. Fishback
(315) 332-7100
bfishback@ulbi.com

Investor Relations Contact:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening
(212) 838-3777
jks@lhai.com

Media Contact:
Lippert/Heilshorn & Associates, Inc.
Chenoa Taitt
(212) 201-6635
ctaitt@lhai.com

             ULTRALIFE BATTERIES, INC. REPORTS FIRST QUARTER EPS OF
                       $0.02 ON REVENUE OF $15.4 MILLION

   - Revenues Increase 74% Over Prior Year; Operating Profit is $0.6 Million -

Newark, NY, May 13, 2003 - Ultralife Batteries, Inc. (NASDAQ: ULBI) today is reporting operating income of $0.6 million and net income of $0.3 million, or $0.02 per share, on revenues of $15.4 million for the quarter ended March 29, 2003. These revenues represent a 74% increase over the Company's previous quarterly record of $8.9 million reported for the same three-month period a year ago. In addition, the Company's operating cash flow, defined as operating income plus depreciation and amortization, amounted to $1.3 million.

Revenue growth was fueled by greater demand for the Company's HiRate(R) battery products, particularly related to orders for UBI5390 batteries from the U.S. military used in a wide variety of communications and weapons applications. In addition, shipments of 9-volt batteries reached a quarterly record, and revenues from battery pack assemblies continued to increase.

Consolidated gross margin for the first quarter of 2003 was $3.2 million, an improvement of more than $2.2 million over the same quarter a year ago. Higher primary battery sales volumes, partially offset by ramp-up costs associated with the rapid growth in production levels, resulted in the gross margin increase.

The Company achieved operating income of $0.6 million compared to an operating loss of $2.1 million a year earlier. This progress resulted from the improvement in gross margins, as well as lower research and development costs attributable to the Company's rechargeable operations.

Net income for the quarter ended March 29, 2003 was $0.3 million, or $0.02 per share, compared to a net loss of $2.8 million, or $0.23 per share in the same three-month period last year.

"We are thrilled to have met our key financial goal of turning profitable on both an operating and a net basis and producing positive operating cash flow this quarter," said John D. Kavazanjian, president and chief executive officer of Ultralife Batteries. "This achievement is a major milestone for us as we have reported an operating profit for the first time in the Company's history. The sales growth in the quarter was even greater than we had been projecting because of an acceleration of shipments of UBI5390 batteries to the U.S. military. It was quite an accomplishment for our manufacturing operations to quickly increase production in such a short period of time. Going forward, we expect gross margins to improve further as our manufacturing processes mature and revenues continue to grow."

Mr. Kavazanjian continued, "Developing a broad, diversified portfolio of products is an essential part of our growth strategy, and we are continuing to see increasing demand for products in all areas of our business. We are optimistic about being able to build on our achievements this quarter as the marketplace continues to recognize the superior performance and technological advantages of our products."

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

Second Quarter and Full Year Outlook

The Company projects that it will achieve revenues of approximately $18.0 million for the quarter ending June 28, 2003. The Company now estimates that revenues for the full year of 2003 will exceed $65.0 million, an increase from the previous guidance of at least $50.0 million. Basic earnings per share are projected to be in the range of $0.11 to $0.15 for the June 2003 quarter, compared with a loss of $1.28 per share in the same quarter last year. For the full year, basic earnings per share are expected to be between $0.35 and $0.45, compared with a loss of $1.75 per share in 2002. The losses per share for the June quarter and full year of 2002 include a charge of $1.11 and $1.12 per share, respectively, related to the impairment of certain fixed assets reflected in the June quarter.

About Ultralife

Ultralife is a leading developer, manufacturer, and marketer of customized and standard lithium primary, lithium ion and lithium polymer rechargeable batteries. Ultralife manufactures high-energy batteries utilizing advanced lithium technology. Our Primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries are used in military, industrial and consumer portable electronic products. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States, United Kingdom and Germany.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, world events, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

Conference Call Information

Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on May 13 at www.ultralifebatteries.com/invest.asp. To listen to the live call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location for 90 days. Investors may also listen to a telephone replay of the conference call by dialing 800-428-6051, Reservation #291285, starting at 12:00 p.m. ET May 13 until 12:00 p.m. ET May 20.

Ultralife and HiRate are registered trademarks of Ultralife Batteries, Inc.

                                     -MORE-

                            ULTRALIFE BATTERIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)

--------------------------------------------------------------------------------

                                                      Three Month Period Ended
                                                      March 29,       March 31,
                                                        2003            2002
                                                        ----            ----
Revenues:
  Battery sales                                        $15,012        $ 8,827
  Technology contracts                                     416             35
                                                       -------        -------
Total revenues                                          15,428          8,862

Cost of products sold:
  Battery costs                                         12,055          7,907
  Technology contracts                                     214             33
                                                       -------        -------
Total cost of products sold                             12,269          7,940
                                                       -------        -------
Gross margin                                             3,159            922
Operating expenses:
  Research and development                                 585          1,038
  Selling, general, and administrative                   1,962          1,981
                                                       -------        -------
Total operating expenses                                 2,547          3,019
                                                       -------        -------
Operating income (loss)                                    612         (2,097)
Other income (expense):
  Interest, net                                            (91)           (98)
  Equity loss in UTI                                        --           (501)
  Miscellaneous                                           (210)           (97)
                                                       -------        -------
Income (loss) before income taxes                          311         (2,793)
                                                       -------        -------
Income taxes                                                --             --
                                                       -------        -------
Net income (loss)                                      $   311        $(2,793)
                                                       =======        =======

Earnings (loss) per share - basic                      $  0.02        $ (0.23)
                                                       =======        =======
Earnings (loss) per share - diluted                    $  0.02        $ (0.23)
                                                       =======        =======

Average shares outstanding - basic                      12,852         12,319
                                                       =======        =======
Average shares outstanding - diluted
                                                        12,938         12,319
                                                       =======        =======

                            ULTRALIFE BATTERIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                    (In Thousands, Except Per Share Amounts)

--------------------------------------------------------------------------------

                                                      March 29,     December 31,
                           ASSETS                      2003             2002
                                                    (Unaudited)
Current assets:
   Cash and investments                              $    446        $  1,374
   Trade accounts receivable, net                       9,696           6,200
   Inventories                                          5,744           5,813
   Prepaid expenses and other
     current assets                                       851             968
                                                     --------        --------
     Total current assets                              16,737          14,355

Property and equipment                                 15,897          15,336

Other assets                                            1,658           1,683
                                                     --------        --------
   Total Assets                                      $ 34,292        $ 31,374
                                                     ========        ========

           LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                  $  5,922        $  4,283
   Other current liabilities                            3,825           2,861
                                                     --------        --------
      Total current liabilities                         9,747           7,144

Long-term debt and capital
  lease obligations                                     1,904           1,987

Shareholders' equity:
   Common stock, par value
     $0.10 per share                                    1,358           1,358
   Capital in excess of
     par value                                        115,279         115,251
   Accumulated other
     comprehensive loss                                  (957)         (1,016)
   Accumulated deficit                                (90,661)        (90,972)
                                                     --------        --------
                                                       25,019          24,621
   Less --Treasury stock, at cost                       2,378           2,378
                                                     --------        --------
       Total shareholders' equity                      22,641          22,243
                                                     --------        --------
Total Liabilities and
  Shareholders' Equity                               $ 34,292        $ 31,374
                                                     ========        ========

                                       ###

                                     -MORE-